Exhibit 4.3.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

8 1/8% SENIOR NOTES DUE 2011

ELEVENTH SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 30, 2004

THE BANK OF NEW YORK

as successor Trustee to

United States Trust Company of New York

THIS ELEVENTH SUPPLEMENTAL INDENTURE, dated as of August 30, 2004, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York, as successor to United States Trust Company of New York, as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of April 6, 2001, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $800,000,000 in principal amount of 8 1/8% Senior Notes due 2011 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect: (a) the addition of any Subsidiary Guarantor, as provided for in the Indenture, and (b) the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Board of Directors of the Company has designated Chesapeake BNR Corp., Chesapeake NFW, L.P. and Chesapeake LNG, L.P. as Restricted Subsidiaries of the Company and desires to add such entities as Subsidiary Guarantors under the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of Gothic Energy, L.L.C., an Oklahoma limited liability company (“GELLC”) and The Ames Company, L.L.C., an Oklahoma limited liability company (“Ames”), as Subsidiary Guarantors;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Eleventh Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Eleventh Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Eleventh Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. From this date, in accordance with Section 10.03 of the Indenture and by executing this Eleventh Supplemental Indenture, Chesapeake BNR Corp., an Oklahoma corporation, Chesapeake NFW, L.P., an Oklahoma limited partnership, and Chesapeake LNG, L.P., an Oklahoma limited partnership, are subject to the provisions of the Indenture as Subsidiary Guarantors to the extent provided for in Article Ten thereunder.

ARTICLE 3

Section 3.01. As a result of the merger of GELLC, with and into Gothic Production, L.L.C., an Oklahoma limited liability company (“GPLLC”), which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, GELLC shall for all purposes be released as a Subsidiary Guarantor from all of its Guarantee and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of GELLC and the signature of an Officer of GELLC on its behalf.

Section 3.02. As the surviving entity in its merger with GELLC and a Subsidiary Guarantor, GPLLC hereby agrees to assume all of the obligations of GELLC.

Section 3.03. As a result of the dissolution of Ames, the Company has taken all actions required to effect the release, pursuant to Section 10.04 of the Indenture, of Ames as a Subsidiary Guarantor. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of Ames and the signature of an Officer of Ames on its behalf.

ARTICLE 4

Section 4.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 4.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Eleventh Supplemental Indenture. This Eleventh Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 4.03. The Company hereby notifies the Trustee that Chesapeake BNR Corp., Chesapeake NFW, L.P. and Chesapeake LNG, L.P. have each been designated by the Board of Directors of the Company as a Restricted Subsidiary (as that term is defined in the Indenture).

Section 4.04. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS ELEVENTH SUPPLEMENTAL INDENTURE.

Section 4.05. The parties may sign any number of copies of this Eleventh Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Aubrey K. McClendon
Name:	Aubrey K. McClendon
Title:	Chief Executive Officer

SUBSIDIARY GUARANTORS:

CHESAPEAKE SOUTH TEXAS CORP.
CHESAPEAKE ENERGY LOUISIANA
CORPORATION
CHESAPEAKE OPERATING, INC.
NOMAC DRILLING CORPORATION
CHESAPEAKE BNR CORP.
CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE ENO ACQUISITION, L.L.C. CHESAPEAKE EP, L.L.C.
CHESAPEAKE FOCUS, L.L.C.
CHESAPEAKE KNAN ACQUISITION, L.L.C.
CHESAPEAKE MOUNTAIN FRONT, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
SAP ACQUISITION, L.L.C.
MC MINERAL COMPANY, L.L.C.
JOHN C. OXLEY, L.L.C.
OXLEY PETROLEUM CO.
CHESAPEAKE PRH CORP.
CHESAPEAKE PERMIAN ACQUISITION, L.L.C.

By:	/s/ Aubrey K. McClendon
Name:	Aubrey K. McClendon
Title:	Chief Executive Officer

CHESAPEAKE EXPLORATION LIMITED
PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE PANHANDLE LIMITED
PARTNERSHIP
CHESAPEAKE-STAGHORN ACQUISITION L.P.
CHESAPEAKE SIGMA, L.P.
CHESAPEAKE PERMIAN, L.P.
CHESAPEAKE ZAPATA, L.P.
CHESAPEAKE LNG, L.P.
CHESAPEAKE NFW, L.P.

By: Chesapeake Operating, Inc. as general partner of each representative entity

By:	/s/ Aubrey K. McClendon
Name:	Aubrey K. McClendon
Title:	Chief Executive Officer

TRUSTEE:

THE BANK OF NEW YORK, as successor to United States Trust Company of New York, as Trustee

By:	/s/ Steven D. Torgeson
Name:	Steven. D. Torgeson
Title:	Vice President